Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marinus Pharmaceuticals, Inc.:

We consent to the use of our report dated March 12, 2019, with respect to the consolidated balance sheets of Marinus Pharmaceuticals, Inc. and subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 8, 2019